EXHIBIT 99.1

                                                     EP
News
For Immediate Release


DOUGLAS L. FOSHEE ELECTED EL PASO CORPORATION'S
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Houston, Texas, July 16, 2003-El Paso Corporation (NYSE:EP) today announced that its Board of Directors has unanimously elected Douglas L. Foshee, currently Executive Vice President and Chief Operating Officer for Halliburton (NYSE:HAL), to serve as President, Chief Executive Officer
(CEO), and a director of the company, effective September 2, 2003. Ronald L. Kuehn, Jr., currently serving as El Paso's CEO, will continue to serve as Chairman of the Board.

In making this announcement, Mr. Kuehn said, "Doug Foshee brings to El Paso the attributes of a great CEO-excellent leadership skills, experience in handling difficult and dynamic situations, and the ability to develop effective strategies and deliver results. From the beginning of this search, our Board was determined to select a world-caliber executive with strong energy industry experience and proven leadership qualities. We have found that combination with Doug, given his extensive experience in the energy sector.
I intend to work closely with Doug during this transition time, and I am confident that he will hit the ground running as the company continues to execute on its operational and financial plan."

Mr. Foshee said, "I am joining El Paso with a true sense of excitement about its future. El Paso's leading pipeline, production, and midstream operations along with its dedicated employees make it the company best positioned to take advantage of the many opportunities emerging in the North American natural gas market. El Paso has made great strides in the past six months, but I recognize that there is more to be done. I am eager to reach out to the company's employees, customers, and investors and work with them to realize the potential of this great company."

Douglas L. Foshee was named Executive Vice President and Chief Operating Officer for Halliburton, the world's largest diversified energy services, engineering, and construction company, in 2003 having joined the company in 2001 as Executive Vice President and Chief Financial Officer. Prior to that, Mr. Foshee was President, Chief Executive Officer, and Chairman of the Board at Nuevo Energy Company. From 1993 to 1997, Mr. Foshee served Torch Energy Advisors Inc. in various capacities, including Chief Operating Officer and Chief Executive Officer. He held various positions in finance and new business ventures with ARCO International Oil and Gas Company and spent seven years in commercial banking, primarily as an energy lender.

Mr. Foshee earned a Master of Business Administration degree from the Jesse H. Jones School at Rice University in 1992 and a Bachelor of Business Administration degree from Southwest Texas State University in 1982. He is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

Mr. Foshee is President and a Board member of Small Steps Nurturing Center, a Houston preschool for underprivileged inner-city children, and he serves on the boards of Goodwill Industries of Houston and the Texas Business Hall of Fame Foundation. He is a member of the Independent Petroleum Association of America, Houston Producers' Forum and the Council of Overseers for the Jones Graduate School of Administration at Rice University.

El Paso will delay the release of its long range planning process so that Mr. Foshee can participate in the completion of the plan.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.
                             ###

Contacts
Communications and
 Government Affairs             Investor Relations
Norma F. Dunn,                  Bruce L. Connery
Senior Vice President           Vice President
Office: (713) 420-3750          Office:  (713) 420-5855
Fax:    (713) 420-3632          Fax:     (713) 420-4417